Exhibit 5.1

Writer’s Direct Dial: +44 (0) 207 614-2237

E-Mail: ssperber @cgsh.com

July 29, 2004

Prudential Public Limited Company,

Laurence Pountney Hill,

London, England EC4R 0HH

Ladies and Gentlemen:

We have acted as special U.S. counsel to Prudential Public Limited Company, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form F-3 (Registration No. 333-117208) (the “Registration Statement”) of its senior debt securities (the “Senior Securities”), its subordinated debt securities (the “Subordinated Securities” and together with the Senior Securities, the “Debt Securities”), and its preference shares.  The Senior Securities and the Subordinated Securities will be issued under a senior indenture (the “Senior Indenture”) and a subordinated indenture (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”), respectively, to be entered into between the Company and Wilmington Trust Company, as trustee, and the Company and Citibank, N.A., as trustee, respectively.

In arriving at the opinion expressed below, we have reviewed the forms of the Indentures attached as exhibits to the Registration Statement.  In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Indentures will conform to the forms thereof that we have reviewed and that the Debt Securities in global form, and any Debt Securities in certificated form issued in exchange therefor, will conform to the forms thereof set forth in the board resolution or supplemental indenture, as the case may be, pursuant to which such Debt Securities will be issued and that such Debt Securities will be duly authenticated in accordance with the terms of the Indentures and such board resolution or supplemental indenture, as the case may be.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that (a) when the Senior Indenture has been duly authorized, executed and delivered, and the Senior Securities have been duly authorized, executed and delivered, the Senior Securities will be valid, binding and enforceable obligations of the Company entitled to the benefits of the Senior Indenture and (b) when the Subordinated Indenture has been duly authorized, executed and delivered, and the Subordinated Securities have been duly authorized, executed and delivered, the Subordinated Securities will be the valid, binding and enforceable obligations of the Company entitled to the benefits of the Subordinated Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors rights.

With respect to the second sentence in Section 1.17 in each of the Indentures, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.  In addition, we express no opinion as to the enforceability of Article 13 of the Subordinated Indenture and the subordination provisions of the Subordinated Securities (which are expressed to be governed by the laws of England and Wales).

We note that effective enforcement of a foreign currency claim in the New York State courts or the federal courts sitting in the State of New York may be limited by requirements that the claim (or a foreign currency judgment in respect of the claim) be converted into United States dollars at the rate of exchange prevailing on a specified date.  In addition, we express no opinion as to the enforceability of any provision of the Indentures relating to currency indemnity.

The foregoing opinion is limited to the federal laws of the United States of America and the laws of the State of New York.

We are furnishing this opinion letter to you, solely for your benefit in connection with the registration with the Securities and Exchange Commission under the Act.  This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus that forms part of the Registration Statement, without admitting that we are “experts” under the Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By	/s/ Sebastian R. Sperber
Sebastian R. Sperber, a Partner